Exhibit 10.1

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”) dated as of November 12, 2020, is made by and among blackboxstocks Inc., a Nevada corporation (“Borrower”); each financial institution that from time to time is a Lender (as defined below) hereunder; and FVP SERVICING, LLC, a Delaware limited liability company (in its capacity as administrative agent for the Lenders, the “Administrative Agent” and together with Borrower and the Lenders, the “Parties”, and each, a “Party”).

W I T N E S S E T H:

WHEREAS, Borrower has requested that the Lenders extend credit to Borrower in the form of a term loan more particularly described herein, and the Lenders are each willing to do so on the terms, conditions and provisions set forth herein.

NOW, THEREFORE, upon the terms and conditions hereinafter stated, and in consideration of the mutual premises set forth above and other adequate consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS AND RULES OF CONSTRUCTION

1.1     As used in this Agreement, the following terms shall have the meanings set forth below (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“Administrative Agent” shall have the meaning given to such term in the introductory paragraph of this Agreement.

“Advance” means an advance of funds by Lenders under this Agreement.

“Affiliate” of any Person means any other Person that directly or indirectly controls, is controlled by or is under direct or indirect common control with such Person. A Person shall be deemed to “control” another Person if such first Person directly or indirectly possesses the power to direct (or to cause the direction of) the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, neither Administrative Agent nor any Lender shall be deemed to be an Affiliate of Borrower.

“Agreement” means this Loan Agreement and all exhibits, riders and schedules at any time executed by the Parties and made a part hereof by reference, either as originally executed or as hereafter amended, restated, modified or supplemented from time to time.

“Applicable Law” means all laws, rules and regulations applicable to the Person, conduct, transaction, covenant or Loan Documents in question, including, without limitation, all Applicable Law and equitable principles; all provisions of all applicable state and federal constitutions, statutes, rules, regulations and orders of governmental bodies; and all Orders.

“Borrower” shall have the meaning given to such term in the introductory paragraph of this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cash Flow Available for Debt Service” means, with respect to Borrower and its Subsidiaries for each period of twelve (12) consecutive calendar months ending as of the last day of each fiscal quarter of Borrower, the sum of (a) net income for such period of determination, (b) interest expense for such period of determination and (c) depreciation, amortization and other non-cash charges for such period of determination, in each case, as determined on a consolidated basis in accordance with GAAP.

“Change of Control” means an event or series of events by which (a) Gust Kepler shall fail to own, directly or indirectly, at least 50.1% of the aggregate ordinary voting power or economic interests represented by the issued and outstanding Equity Interests of Borrower on a fully diluted basis; (b) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Sections 13(d)(3) of the Exchange Act), becomes the “beneficial owner” (as defined in Rules 13(d)-3 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate ordinary voting power or economic interests represented by the issued and outstanding Equity Interests of Borrower on a fully diluted basis; (c) a majority of the seats (other than vacant seats) on the board of directors (or equivalent governing body) of Borrower shall at any time be occupied by Persons who were neither (i) nominated, approved or appointed by the board of directors (or equivalent governing body) of Borrower nor (ii) nominated, approved or appointed by individuals so nominated, approved, or appointed, or (d) Guarantor shall cease to be the chief executive officer of Borrower subject to waiver by the Required Lenders.

“Closing Date” means November 12, 2020.

“Collateral” means all Property in which Administrative Agent is at any time granted a Lien for purposes of securing the Obligations.

“Commitment” means, collectively, each Lender’s commitment to Advance a portion of the Loan on the Closing Date in the applicable amount specified on Schedule A attached hereto.

“Debt” of a Person, means all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of Property or services; (c) obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations as lessee under capital leases; (e) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements or similar arrangements entered into by such Person providing for protection against fluctuations in interest rates, currency exchange rates or commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies; (f) obligations under acceptance facilities and letters of credit; (g) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness set out in clauses (a) through (f) of a Person other than such Person; (h) obligations under factoring, receivables sale or financing arrangements, merchant cash advances or similar transactions and (i) indebtedness set out in clauses (a) through (h) of any Person other than such Person secured by any lien on any asset of such Person, whether or not such indebtedness has been assumed by such Person.

“Debt Service” means, with respect to Borrower and its Subsidiaries for each period of twelve (12) consecutive calendar months ending as of the last day of each fiscal quarter of Borrower, the sum of (a) cash interest expense for such period of determination, (b) all installments of principal on Debt that are due on demand or during the period of determination, (c) all installments of rent under capitalized lease obligations (to the extent not already accounted for in computation of net income or Debt) that are due on demand or during the period of determination and (d) distributions and dividends to stockholders and advances to Affiliates during the period of determination, in each case, as determined on a consolidated basis in accordance with GAAP.

“Debt Service Coverage Ratio” means, with respect to Borrower and its Subsidiaries for the period of twelve (12) consecutive calendar months ending as of the last day of each fiscal quarter of Borrower, the ratio of (a) Cash Flow Available for Debt Service for such period to (b) Debt Service for such period.

“Default” means the occurrence of any event which, after satisfaction of any requirement for the giving of notice or the lapse of time, or both, would become an Event of Default.

“Default Rate” means the annual percentage interest rate applied to the principal of the Loan not paid when due under the terms of the applicable Loan Documents, which rate shall equal fifteen percent (15%).

“Developer Payables” means the amounts payable by Borrower to Cyfeon Solutions in the amount of $98,580 and to Switchback, Inc. in the amount of $35,300.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” shall have the meaning given to such term in Section 7.1 hereof.

“Exclusivity Agreement” means the Exclusivity Agreement dated as of the date hereof, by and among FPS and Borrower, together with each of the other agreements entered into by Borrower in connection therewith.

“Forbearance Agreements” shall have the meaning set forth on Schedule B hereof.

“FPS” means Feenix Payment Systems, LLC, a Delaware limited liability company (an Affiliate of Administrative Agent).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

“Guarantor” means Gust Kepler.

“Guaranty” means the Guaranty dated as of the date hereof by Guarantor in favor of Administrative Agent, on behalf of itself and the Lenders.

“Indemnitee” shall have the meaning given to such term in Section 11.2 hereof.

“Initial Maturity Date” means November 12, 2022.

“Interest Only Period” means the period commencing on the Closing Date and continuing through and including the November, 2021 Payment Date.

“Law” as to any Person, means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any Governmental Authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Lender” means each of the Persons listed on Schedule A hereto as “Lender”, together with any successor, assignee or other transferee of such Lender hereunder, and any other entity subsequently added hereto as a Lender hereunder, or any successor, assignee or other transferee thereof.

“Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan” means the loan in the original principal amount of $1,000,000.00 made by the Lenders to the Borrower on the Closing Date pursuant to Section 2.1(a).

“Loan Documents” means this Agreement, the Security Agreement, the Exclusivity Agreement, each Note, each other Security Document, the Guaranty and all other instruments, agreements, documents and writings now or hereafter evidencing, securing or delivered to Administrative Agent and Lender in connection with the Obligations, as each of the foregoing may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Material Contracts” means the Subordinated Debt, the Debt described on Schedule B and any agreement or contract the loss or breach of which could reasonably be expected to have or cause a material adverse effect on the financial condition of Borrower, the ability of Borrower to perform its obligations under each of the Loan Documents.

“Maturity Date” means the earlier of (a) the Initial Maturity Date, as the same may be extended in accordance with Section 2.2, and (b) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Net Proceeds” means, in respect of (a) any incurrence of Debt (other than the Loan or Permitted Debt) by Borrower, (b) any casualty or condemnation event involving Property of Borrower, or (c) any sale or assignment involving Property of Borrower, other than from sales occurring in the ordinary course of business and in each case, in an amount in excess of $50,000, all cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such occurrence), net of reasonable and customary out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of Borrower.

“Note” has the meaning set forth in Section 2.1(b).

“Obligations” means all loans (including the Loan), Advances, debts, liabilities and obligations (including reimbursement obligations) for monetary amounts owing by Borrower and by Guarantor to the Administrative Agent and the Lenders, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, of any kind or nature, present or future, arising under or in respect of this Agreement or any of the Loan Documents. This term includes all principal, interest (including interest that accrues after the commencement against Borrower or Guarantor of any action under the Federal Bankruptcy Code), premium, reasonable fees and expenses, including any and all arrangement fees, delivery fees, loan fees, commitment fees, agent fees, merchant processing fees and any and all other fees, expenses, costs or other sums (including reasonable attorney’s fees) chargeable to Borrower or Guarantor under any of the Loan Documents.

“Order” as to any Person, means any order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Payment Date” means the fifteenth (15th) day of each calendar month during the term of this Agreement commencing with the first Payment Date after the Closing Date; provided, however, if such day is not a Business Day, the next succeeding Business Day.

“Permitted Debt” means (a) Debt existing or arising under this Agreement and any refinancing, extension or modification thereof; (b) unsecured trade payables incurred in the ordinary course of business consistent with past practice, which are not overdue for a period of more than thirty 30 days; (c) unsecured Debt owed in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services in connection with any automated clearinghouse transfers of funds; and (d) the Debt existing as of the closing date set forth on Schedule B.

“Permitted Liens” means (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (b) non-exclusive licenses in Intellectual Property granted pursuant to the Co-License Agreement, (c) non-consensual Liens arising by operation of law, arising in the ordinary course of business, and for amounts which are not overdue for a period of more than thirty 30 days or that are being contested in good faith by appropriate proceedings, and (d) Liens pursuant to the Loan Documents.

“Person” means a corporation, an association, partnership, an organization, a business, a business trust, a limited liability company, an individual, a government or political subdivision thereof or a governmental agency.

“Property” means the real property and personal property of a Person, and any interest of a Person in any real or personal property.

“Refinanced Debt” means the obligations under (a) the Senior Secured Promissory Note dated July 23, 2018 by Borrower in favor of Trammell S. Crow in the original principal amount of $200,000, (b) the Amended and Restated Secured Convertible Note dated June 23, 2020 by Borrower in favor of Brian and Suzanne Swift in the original principal amount of $25,000, and (c) the Amended and Restated Secured Convertible Note dated June 23, 2020 by Borrower in favor of Rogers Family Trust UTA 01/21/1981 in the original principal amount of $75,000, including, without limitation, all guaranties and other indebtedness related to or created thereunder or any related document. Refinanced Debt shall not include any debt referred to above that has been converted into common stock of Borrower on or prior to the Closing Date.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests of Borrower, (b) any purchase, redemption, retirement or acquisition by Borrower for value of any Equity Interests or any distribution of any kind in cash or other Property or assets in respect thereof; and (c) any payment (whether in cash, securities or other Property or assets), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to Borrower’s equity holders, partners or members (or the equivalent Person thereof).

“Revenues” means gross revenues of Borrower as determined in accordance with GAAP.

“Security Agreement” means that certain Security Agreement made by Borrower (and any other Person who from time to time executes the Security Agreement as a Grantor to secure the Obligations in favor of Administrative Agent and the Lenders) in favor of Administrative Agent and the Lenders which covers all of the assets of Borrower.

“Security Documents” means, collectively, (i) the Security Agreement, (ii) all UCC financing statements required by this Agreement to be filed with respect to the security interests created pursuant to the Security Documents, (iii) any other document, instrument or agreement pursuant to which any Lien is granted in favor of Administrative Agent or any Lender to secure the payment or performance of the Obligations and (iv) all other documents and agreements executed or delivered to Administrative Agent by Borrower in connection with any of the foregoing documents

“Settlement Date” means, with respect to any Advance hereunder, the date on which funds are advanced by a Lender.

“Subordinated Debt” means the Debt described on Schedule B as “Subordinate Debt”, which shall be subject to subordination provisions or a subordination agreement, in form and substance reasonably acceptable to Administrative Agent.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by Borrower.

“Uniform Commercial Code” means the Uniform Commercial Code of the State of New York or such other applicable jurisdiction.

“Unrestricted Cash” means the unrestricted cash of Borrower.

1.2     Accounting Terms and Determination. Accounting terms used in this Agreement such as “net income,” “amortization,” “depreciation,” and “interest expense” shall be calculated (both as to amounts and classification of items) in accordance with GAAP.

1.3     Other Interpretive Provisions. Any pronoun used herein shall be deemed to cover all genders. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations, and all references to any instruments or agreements, including, without limitation, references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. Unless otherwise expressly stated or the context clearly indicates a different intention, then (as may be appropriate in the particular context) a singular reference to Lender used in any Loan Document includes the plural, and a plural reference to Lenders includes the singular.

2.	LOAN; USE OF PROCEEDS.

2.1	Establishment of Credit Facility.

(a)     Subject to the terms and conditions of this Agreement, the Lenders shall Advance to Borrower the proceeds of the Loan on the Closing Date, in the aggregate original principal amount of $1,000,000.00. The amount of each Lender’s Advance in respect of the Loan shall be such Lender’s Commitment amount, as specified on Schedule A attached hereto. The proceeds of such Advance shall be disbursed by Administrative Agent, for the benefit of and at the direction of Borrower, in accordance with the Flow of Funds Memorandum attached hereto as Exhibit C. Upon the funding of such Advance, the Commitment of each Lender hereunder shall be terminated, and no further Advances in respect of the Loan shall be permitted. Principal amounts repaid or prepaid in respect of the Loan will not be available for reborrowing hereunder. The Loan shall bear interest at the applicable rate provided in the provisions of Section 2.5 hereof.

(b)    The portion of the Loan held by each Lender shall be evidenced by a promissory note in the form of Exhibit A hereto (each, as amended, restated, replaced, supplemented, extended or renewed from time to time, a “Note”), in each case payable to the order of such Lender. Each Note will be due and payable in full on the Maturity Date. Each Lender is authorized to note or endorse the date and amount of each Advance and each payment of the applicable Loan on a schedule annexed to and constituting a part of the Note. Such notations or endorsements, if made, will constitute prima facie evidence of the information noted or endorsed on such schedule, but the absence of any such notation or endorsement will not limit or otherwise affect the obligations or liabilities of Borrower thereunder and hereunder.

(c)     The obligations of the Lenders under this Section 2.1 shall be several and not joint. The Commitments of each Lender with respect to the Loan is as set forth on Schedule A hereto.

2.2         Maturity Date Extension. On the twenty-second (22nd) Payment Date, Borrower, at its sole option, may elect to extend the Initial Maturity Date by twelve (12) months to November 12, 2023, if the following conditions are satisfied: (i) as the last day of the fiscal quarter most recently ended, Borrower’s gross revenues for the trailing 12-month period ending on such date shall not be less than $6,500,000; (ii) as of the Initial Maturity Date, no Default or Event of Default shall exist; (iii) all representations and warranties contained herein and in the other Loan Documents shall be true and correct as of such Initial Maturity Date; (iv) Borrower shall have paid to Administrative Agent, on behalf of the Lenders, an extension fee equal to 0.25% of the outstanding principal amount of the Loan; and (v) on or before such Initial Maturity Date, Borrower shall have delivered to the Administrative Agent, all documents Administrative Agent requests in connection with such extension.

2.3          Repayment.

(a)     Payment of Principal and Interest. On each Payment Date during the Interest Only Period, Borrower shall make monthly payments with respect to the Loan equal to all accrued unpaid interest on the outstanding principal amount thereof. Commencing with the first Payment Date following the Interest Only Period and continuing thereafter until the Maturity Date, Borrower shall make monthly payments with respect to the Loan equal to all accrued unpaid interest on the outstanding principal amount thereof plus principal in an amount equal to 1.0% of the initial principal amount of the Loan. On the Maturity Date, Borrower shall pay to Administrative Agent, for the account of the Lenders, the outstanding principal balance of the Loan, all accrued unpaid interest thereon and all other fees, costs, expenses and other Obligations then outstanding.

(b)     Payment Mechanics. Except as provided below, all payments of principal of, or interest on, the Loan and all other sums due under the terms of the Loan Documents shall be made in either (i) immediately available funds by wire or (ii) checks or money orders made payable to the Administrative Agent at the address and pursuant to the instructions provided by the Administrative Agent to Borrower from time to time.

2.4         Use of Proceeds. The funds advanced under the Loan may be used exclusively (a) to repay the Refinanced Debt, (b) to pay the Developer Payables as provided in Section 5.1(o) to pay costs and expenses associated with the closing of the transactions contemplated by the Loan Documents and (c) to fund general working capital requirements of Borrower.

2.5          Interest.

(a)     The unpaid principal amount of each Loan shall, subject to this Section 2.5, bear interest at twelve percent (12.0%) per annum (the “Interest Rate”). Interest shall be computed on the basis of a 365-day year for the actual number of days in the interest period. Upon any Default, the Interest Rate shall increase from the date of such Default on the unpaid principal amount at a rate equal to the Default Rate. For the avoidance of doubt, all payments of interest on the Loan outstanding under this Agreement on each Payment Date shall be made in accordance with Section 2.3 hereof.

(b)     In no contingency or event whatsoever shall the amount paid or agreed to be paid to the Administrative Agent or Lenders for the use, forbearance or detention of money advanced under this Agreement exceed the highest lawful rate permissible under Applicable Law. It is the intent hereof that Borrower will not pay or contract to pay, and that neither Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be charged to and paid by Borrower under Applicable Law. All interest (and charges deemed interest) paid or agreed to be paid to Administrative Agent or the Lenders shall, to the extent permitted by Applicable Law, be amortized, pro-rated, allocated and spread in equal parts throughout the full term hereof until payment in full of the principal amount of the Obligations owing hereunder (including the period of any renewal or extension hereof) so that interest on the principal amount of the Obligations outstanding hereunder for such full period will not exceed the maximum amount permitted by Applicable Law. Each determination by Administrative Agent of an interest amount hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

(c)      If any interest or other sum due under any Loan Document is not paid by Borrower within ten (10) days after the date on which it is due (except for the payment due on the Maturity Date), Borrower shall pay to Administrative Agent upon demand an amount equal to five percent (5%) of such unpaid sum or the maximum amount permitted by Applicable Law, in order to defray the expense incurred by Administrative Agent and the Lenders in handling and processing such delinquent payment and to compensate Administrative Agent and the Lenders for the loss of the use of such delinquent payment. Such amount shall be secured by the Collateral.

2.6          Prepayment.

(a)      Voluntary Prepayment. Borrower shall have the right to prepay the Loan in whole or in part at any time without premium or penalty, but subject to Borrower having provided at least five (5) Business Days prior written notice to Administrative Agent.

(b)     Mandatory Prepayment. Immediately upon the receipt by any Loan Party or Restricted Entity of any Net Proceeds, Borrowers shall deliver, or cause to be delivered, to Administrative Agent an amount equal to such Net Proceeds for application to the Obligations in accordance with Section 2.7(c).

(c)       Application. All prepayments will be applied to reduce future scheduled payments in the inverse order of maturity.

2.7          Fees.

(a)      On the Closing Date, Borrower will pay to Administrative Agent, for the account of the Lenders, a non-refundable commitment fee in an amount equal to $10,000.00 (the “Commitment Fee”). The Commitment Fee shall be fully earned upon becoming due and payable on the Closing Date in accordance with the terms hereof, shall be nonrefundable for any reason whatsoever and shall be in addition to any other fees, costs and expenses payable pursuant to the Loan Documents. Borrower’s obligation to pay the Commitment Fee will not be subject to counterclaim or setoff or be otherwise affected by any claim or dispute Borrower may have.

(b)     Commencing on the first Payment Date occurring after the Closing Date and continuing thereafter through and including the Maturity Date, Borrower will pay to Administrative Agent a monthly administration fee calculated at the rate of 0.50% per annum on the outstanding principal balance of the Loan for the calendar month immediately preceding the calendar month in which such Payment Date occurs. Such fee shall be nonrefundable for any reason whatsoever and shall be in addition to any other fees, costs and expenses payable pursuant to the Loan Documents. Borrower’s obligation to pay such fee will not be subject to counterclaim or setoff or be otherwise affected by any claim or dispute Borrower may have.

2.8         Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or otherwise, obtain payment in respect of any principal of or interest on its portion of the Loan or prepayment premium in connection therewith resulting in such Lender’s receiving payment of a proportion of the aggregate amount of the Loan and accrued interest thereon and prepayment premium in connection therewith greater than its pro rata share thereof as provided herein, then such Lender shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the portions of the Loan of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, accrued interest on and prepayment premium in connection with their respective portions of the Loan and other amounts owing them; provided, that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section 2.8 shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of the Loan to any assignee or participant. Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

3.             CONDITIONS PRECEDENT.

3.1         The entering into of this Agreement and the other Loan Documents by the Lenders and Administrative Agent and Lenders making the Advances of the Loan on the Closing Date are subject to the following conditions precedent:

(a)      Borrower shall have delivered to Administrative Agent and each Lender the following documents, each in form and substance satisfactory to Administrative Agent and duly executed on behalf of each of the Persons party thereto:

(i)      this Agreement;

(ii)     the Security Agreement;

(iii)     each Note;

(iv)     the Exclusivity Agreement;

(v)      the Guaranty;

(vi)     the information contained in Exhibit C; and

(vii)    each of the other Loan Documents and Security Documents, each in form and substance satisfactory to Administrative Agent and each Lender;

(viii)    a validly executed officer’s certificate in the form of Exhibit B attached hereto (i) attaching a fully executed copy of Borrower’s certificate of formation, certificate or article of incorporation, articles of organization or certificate of partnership (as applicable) bylaws, operating agreements or partnership agreements (as applicable) and all amendments thereto, (ii) resolutions evidencing Borrower’s authorization of the Loan; (iii) evidence of Borrower’s good standing; and (iv) incumbency certificate;

(ix)     such financial information as reasonably requested by Administrative Agent, including, without limitation, a consolidated pro forma balance sheet of Borrower, after giving pro forma effect to the transactions contemplated by the Loan Documents; and evidence satisfactory to Administrative Agent that after giving effect to the Loan, Borrower shall be in pro forma compliance with Section 5.1(l);

(x)     evidence that Borrower has either (A) converted the notes described in the definition of “Refinanced Debt” to common stock in Borrower or (B) that proceeds of the Loan has repaid such debt in full; and

(xi)     such other documents and information as Administrative Agent may request.

(b)     All filings, recordations and searches necessary or reasonably required by Administrative Agent in connection with the liens and security interests in the Collateral shall have been duly made on or prior to the Closing Date.

(c)     There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that challenges the transactions contemplated by the Loan Documents or that could reasonably be expected to have a material adverse effect on, or cause a material adverse change in, the financial condition, business, operations, creditworthiness, properties, prospects or affairs of Borrower.

(d)     Completion of the credit evaluation by Administrative Agent and each Lender, including all current legal, tax and regulatory searches of the Borrower as required by Administrative Agent or any Lender, and other due diligence investigation (including background checks) of Borrower and the chief executive officer of Borrower, in each case in scope, and with results, satisfactory to Administrative Agent and Lender.

(e)      The capital, corporate, tax, organizational and legal structure of Borrower shall be reasonably acceptable to Administrative Agent and Lenders.

(f)     Any fees required to be paid on or before the Closing Date and all costs and expenses (including reasonable attorneys’ fees) incurred by Administrative Agent shall have been paid.

(g)     The representations, warranties and covenants of Borrower set forth in this Agreement and the other Loan Documents are true and correct.

(h)     The holder of the Subordinated Debt shall have waived the existing default thereunder and term of such note shall be extended to a date that is not earlier than six (6) months after the Maturity Date.

(i)      No event has occurred and is continuing, or would result from the making of the Loan, which constitutes a Default or an Event of Default.

Borrower’s acceptance of the proceeds of the Loan shall be deemed to be a representation and warranty that the conditions specified in this Section have been satisfied on and as of the Closing Date.

4.	BORROWER’s REPRESENTATIONS AND WARRANTIES.

4.1         To induce Administrative Agent and each Lender to enter into this Agreement, Borrower represents and warrants to Administrative Agent and each Lender as follows:

(a)     Existence; Compliance with Laws. Borrower is duly formed, validly existing and in good standing under the laws of the state of its jurisdiction of organization and has the requisite power and authority, and the legal right, to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. Borrower is in compliance with all Laws and Orders except to the extent that the failure to comply therewith could not be expected to have a material adverse effect on Borrower’s financial condition or the ability of Borrower to perform its obligations under each of the Loan Documents.

(b)     Power and Authority. Borrower has the power and authority, and the legal right, to execute and deliver each of the Loan Documents to which it is a party and to perform its obligations hereunder.

(c)     Authorization; Execution and Delivery. The execution and delivery of each of the Loan Documents by Borrower and the performance of its obligations hereunder have been duly authorized by all necessary corporate action in accordance with all Applicable Laws. Borrower has duly executed and delivered each of the Loan Documents to which it is a party.

(d)     No Approvals. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in order for Borrower to execute, deliver, or perform any of its obligations under the Loan Documents.

(e)     No Violations. The execution and delivery of each of the Loan Documents and the consummation by Borrower of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of Borrower’s organizational documents; (ii) violate any material Law or Order applicable to Borrower or by which any of its properties or assets may be bound; or (iii) constitute a material default under any material agreement or contract by which Borrower may be bound.

(f)       Enforceability. Each of the Loan Documents to which Borrower is a party is a valid, legal and binding obligation of Borrower, enforceable against Borrower, in accordance with its terms.

(g)     No Litigation. No action, suit, litigation, investigation or proceeding of, or before, any arbitrator or Governmental Authority is pending or threatened by or against Borrower or any principal, general partner, manager, sole member, managing member or majority shareholder of Borrower or any of its Property or assets (i) with respect to the Loan Documents or any of the transactions contemplated hereby or (ii) that could reasonably be expected to materially adversely affect Borrower’s financial condition or the ability of Borrower to perform its obligations under any of the Loan Documents.

(h)     Limited Offering of Notes. The offer and sale of the Notes are not required to be registered pursuant to the provisions of Section 5 of the Securities Act of 1933, as amended or the registration or qualification provisions of the blue-sky laws of any state. Neither Borrower nor any agent on Borrower’s behalf, has solicited or will solicit any offers to sell all or any part of the Notes, to any Person so as to bring the sale of the Notes, by Borrower within the registration provisions of the Securities Act of 1933, as amended or any state securities laws. All prior offerings and sales of securities of Borrower were in compliance with all applicable federal and state securities laws. Borrower is under no requirement to register under the Securities Act of 1933, as amended, or the Trust Indenture Act of 1939, as amended, any of its presently outstanding securities or any of its securities that may subsequently be issued. All taxes imposed on Borrower in connection with the issuance, sale and delivery of the Notes have been or will be fully paid, and all laws imposing such taxes have been or will be fully satisfied by Borrower.

(i)     No Bankruptcy Filing. No bankruptcy or insolvency proceedings are pending or contemplated by Borrower. No petition in bankruptcy has been filed against Borrower, nor has Borrower ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.

(j)     Title. Borrower has good and indefeasible title to the Collateral, free and clear of all Liens except the Permitted Liens. The Security Agreement, together with any UCC Financing Statements required to be filed in connection therewith, will create a valid, perfected first priority lien on Borrower’s interest in the Collateral.

(k)     Full and Accurate Disclosure. No statement of fact made by Borrower in any Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading. There is no material fact presently known to Borrower that has not been disclosed to the Administrative Agent or the Lenders which adversely affects, or, as far as Borrower can foresee, could reasonably be expected to materially adversely affect the Collateral or the business, operations or condition (financial or otherwise) of Borrower. All financial statements, including the balance sheets, statements of operations and statements of cash flow that have been delivered to Lender in respect of Borrower (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition, results of operations and cash flows of Borrower as of the date of such reports, and (iii) have been prepared in accordance with GAAP. The pro forma balance sheet of Borrower delivered to Administrative Agent in connection with the closing of the Loan was prepared in good faith. Borrower represents that it does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, unrealized or anticipated losses from any unfavorable commitments or any liabilities or obligations not expressly permitted by this Agreement. Since June 30, 2020, there has been no materially adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

(l)      Fraudulent Transfer. Borrower has not entered into Loan Document with the actual intent to hinder, delay, or defraud any creditor, and Borrower has received reasonably equivalent value in exchange for their respective obligations under the Loan Documents. After giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of Borrower’s assets including but not limited to intangible assets and goodwill whether or not recorded on its balance sheet exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s probable total liabilities, including subordinated, unliquidated, disputed or contingent liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower). Lender acknowledges that Borrower has a stockholders’ deficit of $1,706,946 as of September 30, 2020.

(m)     ERISA. Borrower does not have an employee pension benefit plan.

(n)     No Broker. Except for Boustead Securities, LLC and R.F. Lafferty & Co., Inc., whose fees are payable solely by Borrower, no broker or finder is entitled to any commission in connection herewith and Borrower agrees to indemnify and hold Administrative Agent and Lenders harmless from and against any and all claims, demands, liabilities or expenses from brokers or other claims for commissions or fees including but not limited to reasonable attorneys’ fees and expenses on account of the making of the loan secured hereby. Borrower’s indemnity hereunder shall survive any discharge of the Collateral, if any, and payment in full of the Obligations.

(o)     Name, Principal Place of Business. Borrower does not and will not use any trade name and has not done and will not do business under any name (i) other than its actual name set forth herein, (ii) its prior name “SMSA Ballinger Acquisition Corp.” and (iii) the name “Tiger Trade Technologies, Inc.”, which was merged into Borrower. The principal place of business of Borrower is its primary address for notices as set forth in Section 10.1, and Borrower has no other place of business.

(p)     Material Contracts. Borrower has delivered or made available to Administrative Agent complete and correct copies of each Material Contract, and such documents have not been amended except as provided to Administrative Agent prior to the Closing Date.

(q)     Other Debt; Liens. Upon payment or conversion of the Refinanced Debt on the Closing Date, Borrower has no Debt, other than Permitted Debt. Schedule B contains a complete and accurate list of all outstanding Debt and all documents executed or delivered in connection therewith. No Property of Borrower is subject to any Lien, other than Permitted Liens.

(r)     Collateral. The Security Documents create a valid security interest in the Collateral, securing the payment of the Obligations, and upon the filing of a UCC financing statement in the appropriate jurisdiction, to the extent such security interest can be perfected by filing under the UCC, or other appropriate method, Administrative Agent shall have a first priority perfected security interest in the Collateral securing the payment of the Obligations.

4.2         Survival of Representations and Warranties. All representations and warranties contained in this Agreement or in any of the other Loan Documents shall survive the execution, delivery and acceptance hereof by Administrative Agent and each Lender and the closing of the transactions described herein.

5.	AFFIRMATIVE COVENANTS.

5.1         Affirmative Covenants. During the term of this Agreement, and thereafter for so long as there is any outstanding Obligations to the Administrative Agent or any Lender, Borrower covenants that, unless otherwise consented to by Administrative Agent and each Lender in writing, it shall:

(a)     Maintenance of Existence. (i) Preserve, renew and maintain in full force and effect its corporate or organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, with respect to clause (ii), where the failure to do so could not be expected to materially adversely affect Borrower’s financial condition or the ability of Borrower to perform its obligations under the Loan Documents.

(b)     Compliance. Comply with (i) all of the terms and provisions of its organizational documents; (ii) its obligations under its material contracts and agreements; and (iii) all Laws and Orders applicable to it and its business, except, with respect to clauses (ii) and (iii), where the failure to do so could not be expected to materially adversely affect Borrower’s financial condition or the ability of Borrower to perform its obligations under the Loan Documents.

(c)     Payment Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its taxes, claims and other obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and reserves in conformity with GAAP with respect thereto have been provided on its books.

(d)     Notices. Notify Administrative Agent and each Lender in writing of: (i) promptly and in any event within two (2) Business Days after Borrower becomes aware that a Default or an Event of Default has occurred, the nature and extent of such Default or Event of Default and the action, if any, it has taken or proposes to take with respect to such Default or Event of Default; (ii) promptly, any material litigation, proceeding, investigation, action or claim against, or liability of, Borrower, or any tax event or liability, and provide Administrative Agent copies of the pleadings with respect to any material litigation filed by or against Borrower; (iii) promptly, any event that has had or could reasonably be expected to have a material adverse effect on the business, prospects, properties, operations or condition (financial or otherwise) of Borrower; and (iv) promptly upon receipt by Borrower of notice thereof, any default on any loan or under any other Material Contract, and provide Administrative Agent a copy of such notice.

(e)     Further Assurances. On the request of Administrative Agent and at the expense of Borrower: (a) promptly correct any defect, error or omission which may be discovered in the contents of this Agreement or in the contents of any of the other Loan Documents; (b) promptly execute, acknowledge, deliver and record or file such further instruments (including, without limitation, further security agreements, financing statements and continuation statements) and promptly do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of this Agreement and the other Loan Documents and to subject to the liens and security interests hereof and thereof any property intended by the terms hereof and thereof to be covered hereby and thereby, including specifically, but without limitation, any renewals, additions, substitutions, replacements or appurtenances to the Collateral; and (c) promptly execute, acknowledge, deliver, procure and record or file any document or instrument (including specifically, without limitation, any financing statement) reasonably deemed advisable by Administrative Agent to protect, continue or perfect the liens or the security interests hereunder against the rights or interests of third persons.

(f)     Quarterly Documents. As soon as practicable or available after the end of each fiscal quarter of each year, but no later than 45 calendar days after the end of each respective fiscal quarter of Borrower, Borrower must prepare and deliver to the Administrative Agent (i) a profit and loss statement for such quarter, (ii) balance sheet, (iii) cashflow and income statement, (iv) a current capitalization table of the Borrower and (v) a forecast of its operations for the following twelve (12) months, each in form and substance reasonably acceptable to the Administrative Agent.

(g)     Annual Financial Statements. As soon as practicable or available after the end of each fiscal year of Borrower, and in any event within 120 calendar days after the close of each fiscal year, Borrower must prepare and deliver to Administrative Agent, Borrower’s annual report on Form 10-K and a forecast of its operations for the following twelve (12) months. Upon request, Borrower shall promptly provide any other documentation or information reasonably requested by Administrative Agent and in form and substance reasonable acceptable to Administrative Agent, including but not limited to a current capitalization table of the Borrower.

(h)     Tax Returns. Within 14 days after the date that Borrower files its annual tax return with the IRS, Borrower must deliver a complete copy thereof to the Administrative Agent and each Lender.

(i)     Exclusivity Agreement. Contemporaneously with the execution and delivery of this Agreement, Borrower shall execute and deliver to Administrative Agent the Exclusivity Agreement.

(j)     Insurance. Borrower shall maintain insurance on the Collateral and Borrower’s business in such amounts and in such types as are reasonable and customary for similar businesses. The Collateral insurance shall include a lender’s loss payee endorsement in favor of the Administrative Agent. Borrower shall deliver to Administrative Agent copies of such insurance certificates, on the Closing Date and as requested by Administrative Agent thereafter.

(k)     Access to Records and Collateral. Borrower will grant representatives of Administrative Agent and/or Lenders, upon at least two (2) Business Days advance written notice (unless there is a Default or Event of Default, in which case no notice is required), reasonable access during normal business hours to its personnel, and permit such representatives to examine books, records and documents in the possession of Borrower or any Subsidiary or any independent contractor relating to any of Borrower’s affairs and the Collateral, and to inspect any Borrower facilities.

(l)     Financial Covenants.

(i)     Debt Service Coverage Ratio. Commencing with the fiscal quarter of Borrower ending December 31, 2021 and continuing thereafter, Borrower shall maintain its Debt Service Coverage Ratio, as measured on the last day of each fiscal quarter of Borrower for the period of twelve (12) consecutive calendar months then ended, at not less the 1.50:1.00.

(ii)    Minimum Unrestricted Cash. Borrower shall maintain, at all times, Unrestricted Cash of not less than $50,000.

(m)   Board Observer. For so long as all or any portion of the Loan or any other Obligation remains outstanding Administrative Agent shall have the right, at its sole option, to attend all meetings of the Board of Directors (and all committees thereof) of Borrower as a non-voting observer. Borrower shall (i) give Administrative Agent notice, at the same time as furnished to the members of the Board of Directors, of all meetings of the Board of Directors (or any committee thereof), (ii) provide to Administrative Agent all notices, documents and information furnished to the Board of Directors whether at or in anticipation of a meeting, an action by written consents or otherwise, at the same time as furnished to the members of the Board of Directors, (iii) notify Administrative Agent by telephone of, and permit Administrative Agent to attend by telephone, emergency meetings of the Board of Directors (and all committees thereof), and (iv) reimburse Administrative Agent for its reasonable out-of-pocket expenses incurred in connection with their rights under this subsection (m).

(n)     Post-Closing Obligations. No later than the applicable date set forth below (as may be extended by Administrative Agent in its sole discretion), Borrower shall (a) within seven (7) Business Days after the Closing Date, pay the Developer Payables in full and provide evidence thereof, as requested by Administrative Agent, and (b) within 15 days after Administrative Agent’s receipt of certified Uniform Commercial Code searches from the Nevada Secretary of State (as confirmed by Administrative Agent by electronic mail), obtain Uniform Commercial Code termination statements and such other documents as determined by Administrative Agent in order to release any Liens on the Collateral.

6.	NEGATIVE COVENANTS.

6.1           Negative Covenants. During the term of this Agreement, and thereafter for so long as there is Obligations outstanding, Borrower covenants that unless Administrative Agent and each Lender has first consented thereto in writing, it will not (directly or indirectly), and will not permit any Subsidiary to:

(a)     Indebtedness. Incur, create or assume any Debt, other than Permitted Debt.

(b)     Liens. Incur, create, assume or suffer to exist any Lien on any of its Property or assets, whether now owned or hereinafter acquired other than Permitted Liens.

(c)     Line of Business. Enter into any business, directly or indirectly, except for (i) those businesses in which Borrower is engaged on the date of each of the Loan Documents or that are reasonably related thereto, and (ii) other businesses, the entering into of which by Borrower, could not be reasonably expected to cause a material adverse effect on Borrower’s financial condition, the ability of Borrower to perform its obligations under any of the Loan Documents or the ability of Borrower to utilize credit card processing and other related services provided by any Lender or any of its Affiliates.

(d)     Transactions With Affiliates. Enter into, or permit to exist, any transaction or agreement with any Affiliate except transactions and agreements in the ordinary course and on terms and conditions not less favorable to them than could be obtained on an arm’s-length basis from unrelated third parties.

(e)     Restricted Payments. Make any Restricted Payment or payment on any Subordinated Debt, or incur any obligation (contingent or otherwise) to do so, except Borrower may make scheduled principal payments on the Subordinated Debt not to exceed the cash proceeds from (i) the sale of capital stock offering made after September 1, 2020 or (ii) the refinancing of such Subordinated Debt on terms reasonably acceptable to Administrative Agent, including the execution of a subordination agreement, in form and substance acceptable to Administrative Agent.

(f)     No New Affiliates or Subsidiaries. Form any new Affiliate or Subsidiary without the approval of the Administrative Agent which shall not be unreasonably withheld.

(g)    Transfer of Assets. Without the Administrative Agent’s prior written consent, Borrower agrees not to (i) transfer, sell, assign or otherwise dispose of its assets or Property to any Person, other than in the ordinary course of its business and (ii) allow any of its Subsidiaries to transfer, sell, assign or otherwise dispose of any of their respective assets or Property to any Person, other than in the ordinary course of its business.

(h)     Loan; Investments. Make, or permit any Subsidiary, if any, to make any loan or advance to any Person, guaranty the indebtedness or obligations of any Person or purchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any Equity Interests, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person.

(i)     Subsidiaries. Borrower shall not sell or otherwise dispose of any Subsidiary (except in connection with a merger or consolidation of a Subsidiary into Borrower or another Subsidiary).

(j)     Dissolution, Transfer or Other Changes. Engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, or sale of all or substantially all of the assets of Borrower.

(k)    Preferences. Change the rights, preferences or privileges of any Equity Interests of Borrower, in any manner that could be adverse to the interests of Administrative Agent or any Lender, or the Loan.

(l)     Modifications. Modify or supplement (i) its organizational documents, including its Bylaws, its Certificate of Incorporation and any shareholder agreement or (ii) any Material Contract, in each case, in any manner that could be adverse to the interests of Administrative Agent or any Lender.

7.	EVENTS OF DEFAULT.

7.1           List of Events of Default. The occurrence of any one or more of the following conditions or events shall constitute an “Event of Default”:

(a)     Failure to Pay. Borrower fails to pay (i) any principal amount of the Loan when due or (ii) interest on the Loan or any other amount when due under the Loan Documents and such failure continues for five calendar days.

(b)     Breach of Representations and Warranties. Any representation or warranty made or deemed made by Borrower in any Loan Document is incorrect on the date as of which such representation or warranty was made or deemed made.

(c)     Breach of Covenants. Borrower fails to perform or observe any other covenant, condition or agreement in (i) Section 5.1(a), (d)(i), (k), (l), (m) or (n) or Section 6.1; (ii) to the extent not otherwise covered in this Section 7.1, this Agreement and such event or circumstance, if capable of being cured, is not cured within 30 days following the occurrence thereof; or (ii) any other Loan Document and such event or circumstance, if capable of being cured, is not cured within (x) 30 days following the occurrence thereof or (y) if shorter, the applicable grace period, if any, specified in such other Loan Document.

(d)     Cross-Defaults. Borrower fails to pay when due any of its Debt in excess of $25,000 in the aggregate or any interest or premium thereon when due (whether by scheduled maturity, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt (except for Debt arising under the Loan Documents), or the occurrence of any other default under such Debt beyond the applicable grace period provided therein; provided, however, the existing defaults under the convertible promissory notes described on Schedule B shall not result in an Event of Default unless the forbearance period under either Forbearance Agreement ends or Borrower otherwise violates the terms thereof.

(e)      Bankruptcy. (i) Borrower, Guarantor or any of its Subsidiaries commences any case, proceeding or other action (A) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower, Guarantor or any of its Subsidiaries makes a general assignment for the benefit of its creditors; (ii) there is commenced against Borrower, Guarantor or any of its Subsidiaries any case, proceeding or other action of a nature referred to in Section 7.1(e)(i) above which (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of thirty (30) days; (iii) there is commenced against Borrower, Guarantor or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; (iv) Borrower, Guarantor or any of its Subsidiaries takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 7.1(e)(i), Section 7.1(e)(ii) or Section 7.1(e)(iii) above; (v) Borrower, Guarantor or any of its Subsidiaries is generally not, or shall be unable to, or admits in writing its inability to, pay its debts as they become due; or (vi) the death or disability of Guarantor.

(f)      Judgments. One or more judgments or decrees aggregating at least $25,000 shall be entered against Borrower, Guarantor or any of its Subsidiaries and all of such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof.

(g)     Invalidity. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or Borrower, Guarantor or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or purports to revoke, terminate or rescind any provision of any Loan Document.

(h)     Exclusivity Agreement. Any material breach of (or default under) (subject to applicable cure periods), or any early termination or non-renewal of the Exclusivity Agreement.

(i)     Change of Control. A Change of Control shall occur.

(j)    Subordinated Debt. The principal or interest on the Loan or other Obligations shall fail to constitute “designated senior debt” (or any other similar term) under any document, instrument or agreement evidencing any Subordinated Debt subject thereto; or Borrower or any holder of Subordinated Debt (or any representative thereof) shall, directly or indirectly, repudiate, challenge or contest in any manner the subordination of such Subordinated Debt to the Obligations.

8.	REMEDIES.

8.1        Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may at its option (a) take any action that it deems advisable to protect and enforce all available rights and remedies of Administrative Agent and the Lenders hereunder, under each of the other Loan Documents or which may otherwise be available at law or in equity and (b) without notice or demand (i) declare all outstanding Obligations owing or payable hereunder or under any other Loan Document to be immediately due and payable, and when any Event of Default described in subsection (e) of Section 7.1 exists, then all outstanding Obligations shall immediately and automatically become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; (ii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents; and (iii) exercise any or all of its rights, powers or remedies under Applicable Law. Notwithstanding the foregoing, if any Event of Default shall occur under Section 7.1(e), the principal of and accrued interest on the Loan shall become immediately due and payable, without any notice, declaration or other act on the part of the Administrative Agent or any Lender.

8.2         If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrower against any and all of the obligations of Borrower or such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such Debt. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

8.3         Standards for Exercising Remedies. To the extent that applicable law imposes duties on the Administrative Agent and/or Lender to exercise remedies in a commercially reasonable manner, the Borrower acknowledges and agrees that it is not commercially unreasonable for the Administrative Agent and/or Lender (a) to fail to incur expenses deemed significant by the Administrative Agent and/or Lender to prepare Collateral for disposition (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as the Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure the Administrative Agent and/or Lender against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent and/or Lender a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Administrative Agent and/or Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Lender in the collection or disposition of any of the Collateral. The Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent and/or Lender would not be commercially unreasonable in the Administrative Agent’s and/or Lender’s exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent and/or Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation upon the foregoing, nothing contained in this Section shall be construed to grant any rights to the Borrower or to impose any duties on the Administrative Agent and/or Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

9.	WAIVERS.

Failure by Administrative Agent or any Lender to exercise any right, remedy or option under this Agreement, any other Loan Document, any other documents relating to the Obligations, or as provided by Applicable Law, or any delay by Administrative Agent or any Lender in exercising the same, shall not operate as a waiver of any such right, remedy or option. No waiver hereunder shall be effective unless it is in writing, signed by the party against whom such waiver is sought to be enforced and then only to the extent specifically stated, which in the case of the Administrative Agent or any Lender shall only be granted as provided herein. To the extent permitted by Applicable Law, neither the Administrative Agent nor any Lender, nor any party acting as attorney for the Administrative Agent or any Lender, shall be liable hereunder for any acts or omissions or for any error of judgment or mistake of fact or law other than their gross negligence or willful misconduct hereunder. The rights and remedies of the Administrative Agent and the Lenders under this Agreement shall be cumulative and not exclusive of any other right or remedy that the Administrative Agent or the Lenders may have.

10.	NOTICES.

10.1       Written Notices.

(a)     All notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

If to Borrower:

BlackBoxStocks Inc.

5430 LBJ Freeway

Suite 1485

Dallas, TX 75240

Attn: Gust Kepler

Telephone: 972-726-9203

Email: Gust@blackboxstocks.com

If to Administrative Agent and/or Lenders:

c/o FVP Servicing, LLC

325 Hudson Street, 4th Floor

New York, NY 10013

Attn: Keith Lee / Tom Betts

Telephone: 646.902.6645

E-mail:klee@feenixpartners.com / tbetts@feenixpartners.com

(b)     Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; and (ii) sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by a return e-mail or other written acknowledgment).

(c)     Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, be effective when delivered for overnight (next-day) delivery, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to Lenders shall not be effective until actually received by such Person at its address specified in this Section 10.

(d)     Any agreement of Administrative Agent or any Lender herein to receive certain notices by telephone or e-mail is solely for the convenience and at the request of Borrower. Administrative Agent and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by Borrower to give such notice and neither Administrative Agent nor any Lender shall have any liability to Borrower or other Person on account of any action taken or not taken by Administrative Agent or any Lender in reliance upon such telephonic or e-mail notice. The obligation of Borrower to repay the Loan and all other obligations and hereunder shall not be affected in any way or to any extent by any failure of Administrative Agent or any Lender to receive written confirmation of any telephonic or e-mail notice or the receipt by Administrative Agent or any Lender of a confirmation which is at variance with the terms understood by Administrative Agent or any Lender to be contained in any such telephonic or e-mail notice.

10.2       Electronic Communications.

(a)     Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to Administrative Agent or any Lender pursuant to Section 2 hereof unless Administrative Agent or such Lender has agreed to receive notices under such Section by electronic communication and have agreed to the procedures governing such communications. Any Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(b)     Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by a return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

11.	EXPENSES AND INDEMNIFICATION.

11.1       Costs and Expenses. Borrower will pay or reimburse Administrative Agent for all reasonable fees and costs (including all reasonable attorneys’ fees and disbursements of counsel to Administrative Agent) that Administrative Agent may pay or incur in connection with (a) the preparation, negotiation and review of the Loan Documents, and (b) the funding of the Loan hereunder on the Closing Date or any syndication of the Loan; provided, however, the aggregate amount payable by Borrower under clauses (a) and (b) shall not exceed $15,000. Further, Borrower will pay or reimburse Administrative Agent and each Lender for all actual fees and costs (including all reasonable attorneys’ fees and disbursements) that Administrative Agent or such Lender may pay or incur in connection with (i) Borrower’s ongoing performance under and compliance with the Loan Documents, including confirming compliance with environmental and insurance requirements; (ii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications of or under any Loan Document and any other documents or matters requested by Administrative Agent; (iii) filing and recording of any Loan Documents; (iv) the creation, perfection or protection of Administrative Agent’s Liens in the Collateral (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports, surveys and engineering reports); (v) enforcing, preserving, maintaining or defending any rights in response to third party claims or the prosecuting or defending of any action or proceeding (including any insolvency or bankruptcy proceeding) or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Collateral, or any other security given for the Obligations; and (vi) enforcing any obligations of or collecting any payments due from Borrower under any Loan Document or in connection with any refinancing or restructuring of the Loan in the nature of a “work-out”, or any insolvency or bankruptcy proceedings. All obligations provided for in this Section 11.1 shall survive the termination of this Agreement and/or the repayment of the Obligations.

11.2      Indemnity. Borrower shall indemnify Administrative Agent and each Lender, each Affiliate and Subsidiary of Administrative Agent and each Lender, and each investment manager, servicer, partner, member, officer, director, employee, agent and advisor of Administrative Agent and each Lender (each, an “Indemnitee”) against, and hold each of them harmless from, any and all Specified Losses (defined below) unless such Specified Losses incurred by any such Indemnitee are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. For purposes of this Section, the term “Specified Losses” means all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by any Indemnitee, or asserted against any Indemnitee, arising out of, in connection with or as a result of (a) the execution or delivery of this Agreement or any other agreement or instrument contemplated hereby and the performance by Administrative Agent or any Lender of its respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (b) any Loan or any actual use of the proceeds therefrom, (c) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, or (d) any actual claim, litigation or proceeding by any third party. Borrower shall pay, and hold each Indemnitee harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save such Indemnitee harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

11.3       Taxes. Borrower shall pay, and hold Lender harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

11.4       Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 11 to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.1(d).

11.5       Waiver of Damages. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) of Section 11.1 above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

11.6        Payment. All amounts due under this Section shall be payable promptly after written demand therefor.

11.7       Survival. The agreements and indemnity provisions of this Section 11.1 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.8      Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the federal funds rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

12.	Administrative Agent.

12.1      Appointment and Authority. Each of the Lenders hereby irrevocably appoints the Administrative Agent to act on its behalf as the administrative agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders, and Borrower shall have no rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

12.2      Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

12.3       Exculpatory Provisions.

(a)     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract. Without limiting the generality of the foregoing, the Administrative Agent (a) shall not be subject to any fiduciary or other implied duties except as expressly set forth in this Agreement, regardless of whether a Default has occurred and is continuing; (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Lenders, provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lenders or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by Borrower, or a Lender.

(c)     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

12.4     Reliance by Administrative Agent. The Administrative Agent shall be entitled to reasonably rely upon, and shall not incur any liability for reasonably relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may reasonably rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is reasonably satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower.

12.5      Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

12.6      Resignation of Administrative Agent. The Administrative Agent may resign as Administrative Agent at any time by giving thirty (30) days advance notice thereof to the Lenders and Borrower and, thereafter, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Upon any such resignation, the Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Lenders, or have accepted such appointment within thirty (30) days after the Administrative Agent’s giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 12.6 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent. If no successor has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Lenders appoint a successor agent as provided for above.

12.7      Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

12.8     Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

12.9     Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent allowed in such judicial proceeding; and

(b)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c)    and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

13.	[Reserved].

14.	Miscellaneous.

14.1       Entire Agreement; Amendment. This Agreement and the other Loan Documents embody the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and any prior agreements, whether written or oral, with respect thereof, are expressly superseded hereby. This Agreement, or any term contained herein, may not be modified, waived or amended except by an agreement in writing signed by Borrower and the Administrative Agent.

14.2       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that Borrower may not assign this Agreement, any other Loan Document, or any right or benefit hereunder to any Person. Any Lender may assign any or all of its rights and obligations hereunder at any time and to any Person, with Administrative Agent’s prior written consent and the execution and delivery of any assignment and assumption agreement by such assigning Lender and the proposed assignee, in form and substance acceptable to Administrative Agent. From and after the effective date of any such assignment, the assignee shall be a party to this Agreement and, to the extent of the interest assigned, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender, be released from its obligations under this Agreement. Upon request, Borrower shall execute and deliver a Note to the assignee Lender. Subject to the foregoing, any Lender shall have the right to enter into one or more participations with respect to the Obligations without prior notice or consent of Borrower.

14.3       Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any of the other Loan Documents and the transactions contemplated hereby shall be governed by the laws of the State of New York.

14.4        Submission to Jurisdiction.

(a)     Borrower hereby irrevocably and unconditionally (i) agrees that any legal action, suit or proceeding arising out of or relating to this Agreement and the other Loan Documents may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit or proceeding. Final judgment against Borrower in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment. Nothing in this Section 14.4 shall affect the right of Administrative Agent and each Lender to (i) commence legal proceedings or otherwise sue Borrower in any other court having jurisdiction over Borrower or (ii) serve process upon Borrower in any manner authorized by the laws of any such jurisdiction.

(b)     In accordance with Rule 9, Accelerated Adjudication Actions, as set forth in Section 202.70(g) of the Rules of the Commercial Division of the Supreme Court, subject to the requirements for a case to be heard in the Commercial Division of the Supreme Court of the State of New York, Borrower hereby agrees to submit to the exclusive jurisdiction of the Commercial Division, New York State Supreme Court, and to the application of the such Court’s accelerated procedures, in connection with any dispute, claim or controversy arising out of or relating to this Agreement or any other Loan Document, or the breach, termination, enforcement or validity thereof.

14.5      Venue. Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement and the other Loan Documents in any court referred to in Section 14.4 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

14.6      Advertising. After Borrower has filed a Current Report on Form 8-K with the SEC with respect to the execution of Loan Agreement, Administrative Agent and each Lender, and their affiliates, in their sole and absolute discretion, may disclose publicly (including on its website) for marketing and promotional purposes that the Borrower is in such Administrative Agent’s and Lender’s portfolio, including but not limited to a royalty-free, non-exclusive, worldwide, irrevocable license in any intellectual property for use solely in marketing and promotional materials.

14.7      Waiver of Jury Trial. BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

14.8       Counterparts; Effectiveness. This Agreement and the other Loan Documents and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

14.9       Waiver of Notice. Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder.

14.10      USA PATRIOT Act. Administrative Agent and each Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify, and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Administrative Agent and each Lender to identify Borrower in accordance with the US PATRIOT Act, and Borrower agrees to provide such information from time to time to the Administrative Agent.

14.11     Interpretation. For purposes of this Agreement (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Schedules, Exhibits and Sections mean the Schedules, Exhibits and Sections of this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement and the other Loan Documents shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

14.12     Amendments and Waivers. No term of this Agreement may be waived, modified or amended except by an instrument in writing signed by the Parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

14.13     Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

14.14     No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Administrative Agent or any Lender, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Applicable Law.

14.15    Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in this Agreement shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under Applicable Law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 USC § 7001 et seq.), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. Law §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act.

14.16     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, have executed this Agreement and it is effective as of the day and year first above written.

BORROWER:

BLACKBOXSTOCKS INC., a Nevada corporation

By:
Name:	Gust Kepler
Title:	Chief Executive Officer

ADMINISTRATIVE AGENT:

FVP SERVICING, LLC

By: ______________________________
Name: Keith Lee
Title: Manager

LENDER:

FEENIX VENTURE PARTNERS OPPORTUNITY FUND II, LP

By: _____________________________
Name: Keith Lee
Title: Managing Partner

SCHEDULE A TO LOAN AGREEMENT

LENDER COMMITMENT SCHEDULE

LENDER	COMMITMENT
Feenix Venture Partners Opportunity Fund II, LP	$1,000,000.00

SCHEDULE B TO LOAN AGREEMENT

INDEBTEDNESS

1.     8% Fixed Convertible Promissory Note dated May 21, 2019 by Borrower in favor of Harbor Gates Capital, LLC in an original principal of $550,000, with an outstanding balance of $406,427, so long as such note is subject to that certain Forbearance and Note Settlement Agreement dated as of July 10, 2020 (the “Harbor Gates Forbearance Agreement”) between Borrower and Harbor Gates Capital, LLC.

2.     8% Fixed Convertible Promissory Note dated July 17, 2019 by Borrower in favor of Vista Capital Investments, LLC in an original principal of $165,000, with an outstanding balance of $152,170, so long as such note is subject to that certain Forbearance and Note Settlement Agreement dated as of July 10, 2020 (together with the Harbor Gates Forbearance Agreement, the “Forbearance Agreements”) between Borrower and Vista Capital Investments, LLC.

3.     90 Day Negotiable Promissory Note dated November 9, 2018 by Borrower in favor of Gust Kepler in the original principal amount and outstanding principal amount of $120,000 (the “Subordinated Debt”).

EXHIBIT A TO LOAN AGREEMENT

FORM OF NOTE

$[________________]	[_______], 2020

FOR VALUE RECEIVED, BLACKBOXSTOCKS INC., a Nevada corporation (“Borrower”) hereby promises to pay to the order of [___________] (the “Noteholder”), the principal amount of [___________________] ($[______]) (or, the aggregate outstanding principal amount of the Loan held by the Noteholder) in accordance with the provisions of that certain Loan Agreement dated as of November 12, 2020 (as amended, modified or supplemented, the “Loan Agreement”), by and among Borrower, the Noteholder, the other Lenders party thereto and FVP SERVICING, LLC, a Delaware limited liability company, as administrative agent (“Administrative Agent”). Capitalized terms used herein shall have the meanings set forth in the Loan Agreement.

Borrower promises to pay interest on the unpaid principal amount of this Note (this “Note”) at such interest rates and at such times as provided in the Loan Agreement. All payments of principal and interest shall be made to Administrative Agent, for the benefit Noteholder, in immediately available funds by wire, checks or money orders made payable to Administrative Agent in accordance with Section 2.3 of the Loan Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest at a rate, to be paid as set forth in the Loan Agreement.

This Note is entitled to the benefits of the Loan Agreement and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Loan Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as and to the extent provided in the Loan Agreement. The Noteholder may attach schedules to this Note and endorse thereon the date, amount and maturity of its Advances under the Loan Agreement and payments with respect thereto.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered and it is effective as of the date first written above.

BORROWER:

BLACKBOXSTOCKS INC., a Nevada corporation

By:
Name:
Title:

EXHIBIT B TO LOAN AGREEMENT

OFFICER’S CERTIFICATE

This Officer’s Certificate is delivered in connection with that certain Loan Agreement (the “Loan Agreement”) dated as of November 12, 2020, by and among BlackBoxStocks Inc., a Nevada corporation (the “Company”), FVP Servicing, LLC, a Delaware limited liability company, as administrative agent for the “Lenders” party thereto from time to time (the “Administrative Agent”) and the other parties thereto from time to time. Capitalized terms used herein shall have the meanings set forth in the Loan Agreement.

I, _____________________, hereby certify that I am an authorized signatory of the Borrower, and that as such, I am authorized to execute and deliver this Officer’s Certificate on behalf of the Company, and further certify, in my capacity as an authorized signatory of the Company, as follows:

1.

Formation Documents -- Attached hereto as Exhibit A is a true, correct and complete set of the Articles of Incorporation and all other organizational documents of the Company, including all amendments and modifications thereto, as certified to by the Secretary of State of the State of Nevada. Such Articles of Incorporation is in full force and effect on the date hereof and has not been otherwise amended, modified or rescinded.

2.

Governance -- Attached hereto as Exhibit B is a true, correct, and complete copy of the Bylaws, or similar governing agreement of the Company, including all amendments and modifications thereto. Such agreements are all in full force and effect on the date hereof and have not been otherwise amended, modified or rescinded.

3.

Good Standing -- Attached hereto as Exhibit C is the good standing certificate from the Secretary of State of the State of Nevada with respect to the Company required by the Loan Agreement as a condition precedent.

4.	Incumbency Certificate and Borrowing Resolution -- Attached hereto as Exhibit D is an incumbency certificate and borrowing resolution required by the Loan Agreement as a condition precedent.

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first set forth above.

BLACKBOXSTOCKS INC.,
a Nevada corporation

By:
Name:
Title:

EXHIBIT A TO OFFICER’S CERTIFICATE

Articles of Incorporation

[attached]

EXHIBIT B TO OFFICER’S CERTIFICATE

Governance Agreements

[attached]

EXHIBIT C TO OFFICER’S CERTIFICATE

Certificate of Good Standing
[attached]

EXHIBIT D TO OFFICER’S CERTIFICATE

Certificate of Incumbency and Borrowing Resolution

[attached]

EXHIBIT C TO LOAN AGREEMENT

FLOW OF FUNDS MEMORANDUM

Source of Funds:	Amount
Loan Proceeds	$1,000,000.00
Use of Funds	Amount	Payee/Wire Transfer Instructions
Commitment Fee to Lenders	$10,000.00	To be withheld by Administrative Agent from Loan proceeds and applied to payment.
Attorneys’ Fees of Administrative Agent and Lenders	$10,000.00

Kutak Rock

Bank Name: First National Bank of Omaha

Bank Address: 1620 Dodge Street, Omaha, Nebraska

Account Name: Kutak Rock LLP

ABA Routing #: 104000016

Account #: 24-690470

Reference: Invoice No. 2787484

To Borrower for application in accordance with the terms of the Loan Agreement	$980,000.00	Borrower Bank Name: Bank Address: Account Name: ABA Routing #: Account #: Reference: